CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 2nd day of December, 2021 (the "***Effective Date***"), by and between [***] ("***Owner***"), and Masterworks Gallery, LLC, with an address at 225 Liberty Street, 29th Floor, New York, NY 10281 ("***Agent***"). Owner is acting on behalf of himself and is the sole legal and beneficial owner of the work of art described in the invoice, attached hereto as Exhibit B, and incorporated herein by this reference (the "***Work***"). Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Owner has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Owner on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Owner agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Owner, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Two Million Five Hundred and Fifty Thousand United States Dollars ($2,550,000) (the "***Purchase Price***") exclusive of any export or import duties, fees or charges. The Purchase Price shall be paid as follows: (i) a deposit in the amount of Two Hundred and Fifty Five Thousand United States Dollars ($255,000) (the "***First Installment***") shall be paid within five (5) business days of the Effective Date of this Agreement, and (ii) the remaining Two Million Two Hundred and Ninety Five Thousand United States Dollars ($2,295,000) of the Purchase Price (the "***Final Installment***") shall be paid within ninety (90) days of the Effective Date of this Agreement. For the avoidance of doubt, the obligation to pay the Final Installment is expressly conditioned on Owner affording Agent the ability to inspect the Work prior to the Closing Date, as defined in Section 7 below. Agent shall pay the Purchase Price to Owner by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit B, which shall be verbally and by e-mail confirmed by Nathan Krasnick on behalf of the Buyer and by Owner prior to payment. In the event that Buyer fails to make full payment of the Purchase Price within ninety (90) days of the Effective Date of this Agreement, Owner, in his discretion after notifying Agent in writing and if Buyer has not remitted payment within two (2) business days of such notice, may terminate this Agreement without penalty and may keep the First Installment.

3. Representations, Warranties and Covenants of Owner

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Owner represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 7 below) and or any other date referenced in this Section 3 that:

3.1.1. Owner, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of himself, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed

as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit B.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Owner has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Owner is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit B attached hereto. Owner has provided Agent with all information in Owner knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work or the equivalent.

3.1.6. The condition of the Work is, and shall be on the Closing Date, substantially in the same condition reflected in the Condition Report (as defined in Section 10 below). Owner shall afford Agent the ability to inspect the Work prior to the Closing Date, and if the condition of the Work is not in the same condition as set forth in the Condition Report, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of any funds paid by either Agent or Buyer to Owner.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the previous export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.1.9. Owner does not make any representation, warranty or covenant, express or implied, apart from those expressly stated in this Section 3.

3.2. Owner does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's

obligations that Owner's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer at the Delaware Freeport (as defined in Section 8). Notwithstanding anything to the contrary herein, Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. Representations, and Warranties and Covenants of Agent and Buyer

4.1 To induce Owner to enter into this Agreement and acknowledging that Owner is relying on each and all of the following representations and warranties, Agent, on behalf of itself and Buyer, represents and warrants to Owner on the Effective Date and on the Closing Date (as defined in Section 7 below) and or any other date reference in this Section 3 that:

4.1.1 Agent is a Delaware a limited liability company and Buyer is a Segregated Portfolio of a Cayman Islands Segregated Portfolio company, in each case, duly formed and organized and validly existing under the laws of its jurisdiction of formation, and Agent has the power to enter into this Agreement and the Transaction Documents to perform its obligations hereunder and thereunder. Buyer has authorized Agent to enter into this Agreement.

4.1.2 No funds utilized by Agent or Buyer in this transaction are in any way related to or a result of any criminal activities and the funds utilized shall not violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

4.1.3 Buyer shall pay all duties, fees or charges for the shipment of the Work from [***] into the United States

4.1.4 Buyer and Agent do hereby agree to indemnify, defend and hold Owner free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Owner, as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Owner, in connection with, any claim resulting from the breach by Agent or Buyer of Section 4.1.2. hereof.

5. Storage and Care of the Work.

The Work is currently stored in fine art storage at [***] Owner shall not otherwise relocate the Work.

5.1. Owner agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is accepted by Buyer on the Closing Date. Any damage to the Work must be reported immediately to Agent. Owner will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

6. Insurance. Owner shall arrange and pay for the Work to be insured under Owner's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Owner to Buyer following both (i) shipment of the Work from [***] to Delaware Freeport (as defined in Section 8) and (ii) payment by Buyer of the full Purchase Price. Upon the transfer of Risk of loss, Buyer (i) shall be solely responsible to arrange and pay for its insurance of the Work and (ii) Owner shall no longer bear responsibility as to any changes

in the Condition of the Work.

On or before the date of payment of the First Installment, Owner shall provide Agent with a certificate of insurance evidencing Owner's insurance coverage. In the event that the Work suffers any loss, damage and/or destruction prior to the transfer of risk of loss, then Owner will notify Agent promptly, but no later than two (2) business days of such event. Following such an event, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of any and all amounts paid in respect of the Purchase Price and shall have no interest in any proceeds from insurance.

7. Title. The "***Closing Date***" shall mean the date upon which Owner receives the Purchase Price. On the Closing Date, subject only to Agent's payment of the Purchase Price in accordance with this Agreement and receipt of the payment by the Owner, Owner hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Owner shall deliver to Agent a signed copy of the Bill of Sale and the certificate of authenticity from the artist for the Work. For a period of one (1) year hereafter, Owner hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

8. Delivery and Expenses. Within five (5) business days of the Closing Date, if Owner has not already done so, Owner shall arrange and pay for the Work to be packed and shipped by a fine art shipper approved by Agent from [***] to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark DE 19711 ("***Delaware Freeport***"). Agent agrees to reimburse Owner for all third-party costs and expenses relating to packing and shipping the Work from [***] to Delaware Freeport, provided that all shipping and packing costs shall be confirmed in advance in writing by Agent whose confirmation shall not be unreasonably withheld.

9. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees to any Third Parties.

10. Inspection. Owner has provided Agent with the Condition Report (the "***Condition Report***") attached hereto as Exhibit A. Buyer inspected the Work on October 21, 2021 at Owner's premises, and shall be entitled to inspect the Work prior to the Closing Date.

11. Termination with Cause. In the event of: (i) a material breach or alleged breach of a material term of this Agreement by Owner; (ii) the falsity or material inaccuracy, actual or alleged, of any of Owner's representations or warranties contained in Section 3 of this Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Owner or from facts or events occurring before or after the Effective Date and whether or not such facts or events were caused by Owner or under Owner's control), (x) Buyer, acting in good faith, shall have the right within 5 days from discovering such an event to notify to Owner the termination of this Agreement, and Owner shall within thirty (30) days of receiving notice from Buyer repay to Buyer all amounts previously paid by Buyer to Owner under this Agreement, and (y) upon receipt of such funds, Buyer will within 10 days release the Work to Owner, unless prevented by law from doing so, and the Work shall be in the same condition as when

shipped from [***].

12. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Owner, the terms of this Agreement shall control. Owner agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Owner may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

OWNER:

[***]

AGENT:

Masterworks Gallery, LLC

By: Masha Golovina
Its: Head of Acquisitions

[Signature Page to Purchase Agreement]

EXHIBIT A

CONDITION REPORT

(Attached)

EXHIBIT B

INVOICE

(Attached)

INVOICE

Date:
December 2nd, 2021

Seller: [***]

Buyer:
Masterworks Gallery, LLC as agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
Address: 225 Liberty Street, 29th Floor, New York, NY 10281
Delivery Address: Delaware Freeport, 111 Alan Drive, Newark, DE 19711

[redacted]

Payment Wire Instructions:
Bank: BNP Paribas Monte Carlo (09170)
1 Boulevard des Moulins
98000 Monaco
Account name:
IBAN :
RIB:
BIC :

EXHIBIT C

BILL OF SALE

Dated: _______________, 2021

Sold by:	[***]	("***Owner***")
Sold to:	Masterworks Cayman SPC, On behalf of its Gallery Segregated Portfolio 225 Liberty Street, 29th Floor New York, New York 10281	("***Buyer***")
Work sold:	Artist: [***] Title: Medium: Size: Date:	(the "***Work***")

Retail Price:	$2,550,000
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$2,550,000

For value received, Owner acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Owner and Masterworks Gallery, LLC dated December 2, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

OWNER:

[***]

____